As filed with the Securities and Exchange Commission on September 1, 2023

Registration Nos. 333-159098

333-160356

333-175045

333-177223

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3ASR (REGISTRATION NO. 333-159098)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3ASR (REGISTRATION NO. 333-160356)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3ASR (REGISTRATION NO. 333-175045)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3ASR (REGISTRATION NO. 333-177223)

UNDER

THE SECURITIES ACT OF 1933

NUVASIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0768598
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number )

12101 Airport Way,

Broomfield, Colorado 80021

(800) 455-1476

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Daniel T. Scavilla, President and Chief Executive Officer

NuVasive, Inc.

12101 Airport Way, Broomfield, Colorado 80021

(610) 930-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Rachael M. Bushey, Esq.

Jennifer L. Porter, Esq.

Laura K. Umbrecht, Esq.

Goodwin Procter LLP

2005 Market Street, 32nd Floor

Philadelphia, PA 19103

(445) 207-7800

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”), filed by NuVasive, Inc., a Delaware corporation (“NuVasive” or the “Registrant”) relate to the following Registration Statements on Form S-3 (each as amended as of immediately prior to the filing of these Post-Effective Amendments, the “Registration Statement”) of NuVasive:

Automatic Shelf Registration Statement on Form S-3 (No. 333-159098), registering 638,261 shares of NuVasive Common Stock, filed with the SEC on May 8, 2009.

Automatic Shelf Registration Statement on Form S-3 (No. 333-160356), registering 293,331 shares of NuVasive Common Stock, filed with the SEC on June 30, 2009.

Automatic Shelf Registration Statement on Form S-3 (No. 333-175045), registering an indeterminate number of convertible senior notes due 2017 of NuVasive and an indeterminate number of shares of NuVasive Common Stock, filed with the SEC on June 21, 2011.

Automatic Shelf Registration Statement on Form S-3 (No. 333-177223), registering 2,336,200 shares of NuVasive Common Stock, filed with the SEC on October 7, 2011.

On September 1, 2023, pursuant to the previously announced Agreement and Plan of Merger, dated February 8, 2023 (as amended, the “Merger Agreement”) entered into by NuVasive, Globus Medical, Inc., a Delaware corporation (“Globus”) and Zebra Merger Sub, Inc., a Delaware corporation and a directly wholly-owned subsidiary of Globus (“Merger Sub”), Merger Sub merged with and into NuVasive (the “Merger”), with NuVasive surviving the Merger as a wholly-owned subsidiary of Globus.

Pursuant to the terms of the Merger Agreement, each issued and outstanding share of NuVasive Common Stock, other than certain excluded shares, was converted into the right to receive 0.75 shares of Class A common stock of Globus, par value $0.001 per share, and cash in lieu of fractional shares.

In connection with the Merger, NuVasive has terminated any and all of the offerings of NuVasive’s securities pursuant to the Registration Statements. In accordance with the undertakings made by NuVasive in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, NuVasive hereby amends the Registration Statements and removes from registration any and all of the securities of NuVasive, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing a amendments on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Audubon, Commonwealth of Pennsylvania, on September 1, 2023.

NUVASIVE, INC.
(Registrant)

By:	/s/ Daniel T. Scavilla
Daniel T. Scavilla
President and Chief Executive Officer

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.